Exhibit 3.1

Certificate of Incorporation of Naturade, Inc.
As amended to date

CERTIFICATE OF INCORPORATION

OF

NATURADE INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.  The name of the corporation is NATURADE, INC.

2.  The address of the registered office of the corporation in the State of Delaware is:

11th Floor Rodney Square North
11th & Market Streets
Wilimington, DE 19899
New Castle County

3.  The registered agent in charge thereof is:

Corporation Guarantee and Trust Company

4.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

5.  Capital Stock.

a.  Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the corporation is authorized to issue is 202,000,000 shares, 150,000,000 of which shall be Common Stock with a par value of $.0001 per share, 2,000,000 of which shall be Non-Voting Common Stock with a par value of $.0001 per share, and 50,000,000 of which shall be Preferred Stock with a par value of $.0001 per share

b.  Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the powers, preferences, qualifications, limitations, restrictions and dividend, conversion, redemption, distribution, liquidation, special voting and other rights of the shares of each series and the variations of the relative powers, rights, preferences, qualifications, limitations and restrictions as between series, and to increase and to decrease (but not below the number of shares of such series then outstanding) the number of shares constituting each such series. Such determinations may be fixed by a resolution or resolutions adopted by the Board of Directors.

c.  Common Stock. Subject to the rights of the Preferred Stock, the Common Stock and the Non-Voting Common Stock of the Corporation shall have (i) such rights as are provided by the DGCL and as are customarily attendant to shares of common stock, and (ii) the rights set forth below in this Section 5(c). Except as otherwise provided herein, or as otherwise provided by applicable law, all shares of Common Stock and Non-Voting Common Stock shall have identical rights and privileges in every respect.

1.  Dividends. The holders of shares of Common Stock and Non-Voting Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors of the Corporation and shall participate in any and all dividend distributions on an equal per share basis. No dividends shall be declared or paid with respect to the Common Stock unless dividends in the same per share amount are also declared and paid with respect to the Non-Voting Common Stock and vice versa.

2.  Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock and the Non-Voting Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for its debts and obligations and shall participate in any and all such distributions on an equal per share basis.

3.  Voting Rights. Each share of Common Stock shall be entitled to one vote for (or consent with respect to) the election of directors and, except as otherwise may be specifically required by law, on all other matters submitted to the stockholders of the Corporation for action. The holders of shares of Non-Voting Common Stock shall have no voting rights with respect to such Non-Voting Common Stock, except as otherwise required by law.The Board of Directors is authorized and empowered to make, alter, amend and rescind the By-Laws of the corporation, but By-Laws made by the Board may be altered or repealed, and new By-Laws made, by the stockholders.

6.  The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.  Election of directors need not be by written ballot unless so provided in the By-Laws of the corporation.

8.  Except as otherwise required by statute, the books and records of the corporation may be kept outside of the State of Delaware, at such place or places as provided in the By-Laws of the corporation or from time to time designated by the Board of Directors.

9.  The name and address of the incorporator is as follows:

      NAME                          ADDRESS
      R.W. Worthington,         105 N. Watts Street, Philadelphia, PA 19107

10.  Removal of Directors; Vacancies. Other than any directors elected solely by holders of Preferred Stock, any director of the Corporation or the entire Board of Directors of the Corporation may be removed, with or without cause, without any action by the Board of Directors, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holder or holders of a majority of the issued and outstanding securities of the Corporation entitled to vote in the election of directors of the Corporation (which, for these purposes, shall include the Common Stock and any outstanding Preferred Stock that, pursuant to its terms, votes together with the Common Stock on the election of the directors). Anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary notwithstanding, any vacancies resulting from the removal of one or more directors of the Corporation as provided in this Article 11 shall be filled (without any action by the Board of Directors, without prior notice and without a vote) by a consent in writing setting forth the name or names of the person or persons designated to fill such vacancy or vacancies signed by the holder or holders of a majority of the issued and outstanding securities of the Corporation entitled to vote in the election of directors of the Corporation (which, for these purposes, shall include the Common Stock and any outstanding Preferred Stock that, pursuant to its terms, votes together with the Common Stock on the election of the directors). Any such removal of directors and the filling of any vacancies so created shall become effective immediately upon delivery to the Corporation of such written consent or consents described above in this Article 11 by delivery to the registered office of the Corporation in the State of Delaware, the principal place of business of the Corporation or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

11.  Applicability of Section 203. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware."